Exhibit 4.47

Private & Confidential

Dated as of 6 April 2009

SECOND SUPPLEMENTAL AGREEMENT
relating to a
loan of (originally) US$40,000,000

to
KERASIES SHIPPING CORPORATION

provided by
THE ROYAL BANK OF SCOTLAND PLC

THIS SECOND SUPPLEMENTAL AGREEMENT is dated as of 6 April 2009 and made BETWEEN:

(1)	KERASIES SHIPPING CORPORATION, a corporation incorporated in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (the “Borrower”);

(2)

SAFETY MANAGEMENT OVERSEAS S.A., a corporation incorporated in the Republic of Panama with its registered office at Edificio Torre Universal, Piso 12, Avenida Federico Boyd, P.O. Box 8807, Panama, Republic of Panama (the “Manager”);

(3)

SAFE BULKERS, INC., a corporation incorporated in The Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”); and

(4)	THE ROYAL BANK OF SCOTLAND PLC of 5-10 Great Tower Street, London EC3P 3HX, England (the “Bank”).

WHEREAS:

(A)

this Agreement is supplemental to a loan agreement dated 13 December 2007 made between (1) the Borrower and (2) the Bank (the “Original Agreement”) as supplemented by a first supplemental agreement dated 23 May 2008 made between the Borrower, the Bank and the Manager (the “First Supplemental Agreement” and, together with the Original Agreement, the “Principal Agreement”) relating to a multi-currency loan of (originally) Forty million Dollars ($40,000,000), advanced by the Bank to the Borrower, of which the principal amount outstanding at the date hereof is $38,400,000;

(B)	this Agreement is also supplemental to a 1992 Principal Master Agreement dated 13 December 2007 (the “Principal Master Agreement”) made between the Borrower and the Bank; and

(C)	this Agreement sets out the terms and conditions upon which the Bank provides, at the request of the Borrower, its consent to

(a) certain amendments to the terms and conditions applicable to the Loan and the Principal Agreement agreed to by the Borrower and the Bank; and

(b) certain consequential changes to the Principal Agreement and the Principal Master Agreement required in connection with the above and agreed to by the Borrower and the Bank.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Borrower’s Account” means an interest bearing Dollar account of the Borrower opened with the Bank designated RBSPAKER-USDA and includes any other account designated in writing by the Bank to be a Borrower’s Account for the purposes of this Agreement;

“Borrower’s Account Pledge” means the first priority pledge executed or (as the context may require) to be executed by the Borrower in favour of the Bank in respect of the Borrower’s Account in such form as the Bank may in its absolute discretion require;

“Effective Date” means the date, no later than 27 April 2009, on which the Bank has received the documents and evidence specified in clause 6 and schedule 1 in a form and substance satisfactory to it;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Loan Agreement” means the Principal Agreement as amended by this Agreement; and

“Relevant Parties” means, together, the Borrower, the Manager and the Corporate Guarantor or, where the context so requires or permits, means any of them.

1.3	Principal Agreement and Principal Master Agreement

References in the Principal Agreement and in the Principal Master Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement and the Principal Master Agreement in either case as amended by this Agreement and words such as “herein”, “hereof’, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement or, as the case may be, in the Principal Master Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7

references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as reenacted, amended or extended.

2	Agreement of the Bank

The Bank, relying upon the representations and warranties on the part of the Borrower contained in clause 5, agrees with the Borrower that, subject to the terms and conditions of this Agreement and with effect on the Effective Date, the Bank consents and agrees to the amendment of (a) the Principal Agreement on the terms set out in clause 3 and (b) the Principal Master Agreement on the terms set out in clause 4.

3	Amendments to Principal Agreement

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be deemed (and is hereby deemed) to have been amended as of 13 March 2009 in accordance with the following provisions (and the Principal Agreement (as so deemed to have been amended) will continue to be binding upon each of the parties hereto upon such terms as so deemed to have been amended):

3.1.1	by deleting in clause 1.2 of the Principal Agreement the definitions of “Margin” and “Supplemental Agreement”;

3.1.2

by inserting in clause 1.2 of the Principal Agreement the following new definitions of “Approved Charter”, “Borrower’s Account”, “Borrower’s Account Pledge”, “First Supplemental Agreement”, “Margin”, “Second Supplemental Agreement”, “Supplemental Agreements” and “Suspension Notice” in the correct alphabetical order:

““Approved Charter” means, at any relevant time, any charter or other contract of employment entered into by the Borrower in respect of the Ship, which:

(a) is entered into with a charterer which, is at the time of execution thereof as well as at such relevant time, acceptable to the Bank in its sole discretion; and

(b) has such other terms and conditions which, at the time of execution thereof as well as at such relevant time, are in all respects acceptable to the Bank in its sole discretion;

“Borrower’s Account” means an interest bearing Dollar account of the Borrower opened with the Bank designated RBSPAKER-USDA and includes any other account designated in writing by the Bank to be a Borrower’s Account for the purposes of this Agreement;

“Borrower’s Account Pledge” means the first priority pledge executed or (as the context may require) to be executed by the Borrower in favour of the Bank in respect of the Borrower’s Account in such form as the Bank may in its absolute discretion require;

“First Supplemental Agreement” means the agreement dated 23 May 2008 made between the Borrower, the Manager and the Bank supplemental to this Agreement;

“Margin” means:

(a) subject to paragraph (b) below, one point two five per cent (1.25%) per annum;

(b)

if on the first day of an Interest Period (i) there is a credit balance in the Borrower’s Account which is a minimum amount of $1,000,000 and an integral multiple of $1,000,000 or any other amount agreed between the Borrower and the Bank, placed on deposit for a period equal to that Interest Period but in any case not less than three (3) months and (ii) no Suspension Notice has been given under clause 3.7 that remains effective on any day of such Interest Period the Margin applicable for such Interest Period to a part of the Loan equal to such credit balance shall be one point one five per cent (1.15%) per annum and that applicable to the balance of the Loan shall be one point two five per cent (1.25%) per annum;

“Second Supplemental Agreement” means the agreement dated as of 6 April 2009 made between the Borrower, the Manager, the Corporate Guarantor and the Bank supplemental to this Agreement;

“Supplemental Agreements” means, together, the First Supplemental Agreement and the Second Supplemental Agreement; and

“Suspension Notice” has the meaning ascribed thereto in clause 3.7;”;

3.1.3

by deleting in the definition of “Security Documents” in clause 1.2 of the Principal Agreement the words “Supplemental Agreement” and by inserting in their place the words “Supplemental Agreements, the Borrower’s Account Pledge”;

3.1.4	by inserting at the end of the definition of “Security Value” in clause 1.2 of the Principal Agreement the words “or the Borrower’s Account”;

3.1.5	by inserting the following new clause 3.7:

	“3.7	Suspension of reduced Margin

If:

3.7.1

the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), is to change the capital adequacy treatment of the Borrower’s Account Pledge from that applicable on the date of this Agreement in a manner which the Bank considers detrimental for the Bank; or

3.7.2

it is determined by a Government Entity or banking supervisory authority, that the capital adequacy treatment of the Borrower’s Account Pledge is not the one that the Bank was of the view it was on the date of this Agreement and such determination is in the Bank’s opinion detrimental for the Bank, the Bank shall forthwith give notice (the “Suspension Notice”) to the Borrower that the reduced Margin to be made available to the Borrower under certain conditions in respect to a part of the Loan equal to the moneys standing to the credit of the Borrower’s Account at any relevant point of time, shall not be available to the Borrower under this Agreement from the date specified in the Suspension Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in sub-clauses 3.7.1 or 3.7.2 above continues to exist, whereupon the reduced Margin shall be again available to the Borrower always on the terms provided in this Agreement.”;

3.1.6

by deleting in the fifth line of clause 9.2.2 of the Principal Agreement the words “without taking into account the benefit of any charterparty or other engagement concerning the Ship” and by inserting in their place the words “by taking into account the benefit or detriment of any Approved Charter Provided however that the benefit of such Approved Charter shall not be taken into account if a breach of a term of such Approved Charter has occurred allowing the charterer to terminate the Approved Charter and such breach is subsisting on the date of such valuation”;

3.1.7		by inserting in the second line of clause 15.3 after the words “to the credit of the Cash Collateral Account” the words “or the Borrower’s Account”; and

3.1.8		by inserting the following new clauses 15.5 and 15.6:

	“15.5	Borrower’s Account: withdrawals

Unless the Bank otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Borrower’s Account at any time from 13 March 2009 and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, the Borrower may request that moneys are released from the Borrower’s Account subject always to the provisions of clause 9.2.7.

	15.6	Charging of Borrower’s Account

The Borrower’s Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Borrower’s Account Pledge.”.

3.2		Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement and the other Security Documents shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

4		Amendment to Principal Master Agreement

4.1		Amendment to Principal Master Agreement

The Principal Master Agreement shall, with effect from the Effective Date, be deemed (and is hereby deemed) to have been amended as of 13 March 2009 (and the Principal Master Agreement (as so deemed to have been amended) will continue to be binding upon the Bank and the Borrower upon such terms as so deemed to have been amended) by inserting at the end of the definition of “Loan Facility” in Part 5, paragraph (e) of the Schedule to the Principal Master Agreement the words “as amended, supplemented and/or novated from time to time”.

4.2		Continued force and effect

Save as amended by this Agreement the provisions of the Principal Master Agreement shall continue in full force and effect and the Principal Master Agreement and this Agreement shall be read and construed as one document.

5		Representations and warranties

5.1		Primary representations and warranties

The Borrower represents and warrants to the Bank that:

5.1.1		Existing representations and warranties

the representations and warranties set out in clause 8 of the Principal Agreement were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

5.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under this Agreement; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of this Agreement;

5.1.3	Binding obligations

this Agreement constitutes valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with its terms;

5.1.4	No conflict with other obligations

the execution, delivery and performance of this Agreement by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which any of the Relevant Parties or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance on any of their undertakings, assets, rights or revenues of any of the Relevant Parties;

5.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Agreement and this Agreement is in proper form for its enforcement in the courts of the Relevant Jurisdiction;

5.1.6	Choice of law

the choice of English law to govern this Agreement and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

5.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by each Relevant Party of its obligations under this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

5.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 5.1 of this Agreement and clause 8 of the Principal Agreement (as amended by this Agreement) shall be deemed to be repeated by the Borrower on the Effective Date as if made with reference to the facts and circumstances existing on such day.

6	Conditions

6.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

6.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

6.2.1	the representations and warranties in clause 5 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

6.2.2	no Default having occurred and continuing at the time of the Effective Date.

6.3	Waiver of conditions precedent

The conditions specified in this clause 6 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

7	Relevant Parties’ Confirmation

Each of the Relevant Parties acknowledges and agrees, for the avoidance of doubt, that:

7.1

each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement and the Principal Master Agreement by this Agreement; and

7.2

with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and references to the “Master Swap Agreement” in any of the other Security Documents shall henceforth be references to the Principal Master Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include the obligations of the Borrower hereunder.

8	Expenses

8.1	Expenses

The Borrower agrees to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

8.1.1

in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and of any amendment or extension of, or the granting of any waiver or consent under, this Agreement;

8.1.2

in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or otherwise in respect of the monies owing and obligations incurred under this Agreement, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

8.2	Value Added Tax

All expenses payable pursuant to this clause 8 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

8.3	Stamp and other duties

The Borrower agrees to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

9	Miscellaneous and notices

9.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

9.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

9.1.2

be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

9.1.3	be sent:

	(a)	if to the Relevant Parties or any of them:

32 Karamanli Avenue 166 05 Voula Greece

		Fax No:	+30 210 8956900
		Attention:	Constantine Adamopoulos

	(b)	if to the Bank at:

The Shipping Business Centre 5-10 Great Tower Street London, EC3P 3HX England

		Fax:	+44 207 085 7132
		Attention:	Shipping Business Centre

9.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

10	Applicable law

10.1	Law

This Agreement (and any non-contractual obligations connected with it) is governed by, and shall be construed in accordance with, English law.

10.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any legal action or proceedings arising out of or in connection with any non-contractual obligations connected with it) against any of their assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Mr. Savvas Savvides at present of 24 Exeter Road, London N14 5JY England to receive for it and on its behalf, service of process issued out of the English courts in any such legal edition or proceedings and each of the Relevant Parties further undertakes that, in the event that such individual passes away or cannot be found, each of the Relevant Parties hereby irrevocably and unconditionally authorises the Bank to designate, appoint and empower, on each of the Relevant Parties’ behalf, Messrs Cheeswrights or Messrs Saville & Co. at their then principal place of business in London, as substitute process agents of Mr. Savvas Savvides for the purposes of this clause. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (including any claim arising out of or in connection with any non-contractual obligations connected with it).

10.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1
Documents and evidence required as conditions precedent

(referred to in clause 6.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

	(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

	(b)	Resolutions

copies of resolutions of each of its board of directors and, if required following advice by the Bank’s counsel, its shareholders approving this Agreement and the terms and conditions hereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

		(1)	being true and correct;

		(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

		(3)	not having been amended, modified or revoked; and

		(4)	being in full force and effect

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

	(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of this Agreement;

3	Legal opinions

such legal opinions in relation to the laws of the Republic of Liberia, the Republic of the Marshall Islands and the Republic of Panama and any other legal opinions as the Bank shall in its absolute discretion require;

4	Borrower’s Account Pledge

the Borrower’s Account Pledge duly executed; and

5	Process agent

a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement as such Relevant Party’s process agent.

EXECUTED as a DEED	)
by KONSTANTINOS ADAMOPOULOS	)
for and on behalf of	)	/s/ Konstantinos Adamopoulos
KERASIES SHIPPING CORPORATION	)
as Borrower	)	Attorney-in-fact
in the presence of:	)

/s/ Pinelopi-Anna Miliou

Witness
Name: Pinelopi - Anna Miliou
Address: Norton Rose LLP, Athens
Occupation: Trainee Solicitor

EXECUTED as a DEED	)
by ANTONIOS PRIGKIS	)
for and on behalf of	)	/s/ Antonios Prigkis
SAFETY MANAGEMENT OVERSEAS S.A.	)
as Manager	)	Attorney-in-fact
in the presence of:	)

/s/ Pinelopi-Anna Miliou

Witness
Name: Pinelopi - Anna Miliou
Address: Norton Rose LLP, Athens
Occupation: Trainee Solicitor

EXECUTED as a DEED	)
by KONSTANTINOS ADAMOPOULOS	)
for and on behalf of	)	/s/ Konstantinos Adamopoulos
SAFE BULKERS, INC.	)
as Corporate Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Pinelopi-Anna Miliou

Witness
Name: Pinelopi - Anna Miliou
Address: Norton Rose LLP, Athens
Occupation: Trainee Solicitor

EXECUTED as a DEED	)
by FOTIS BRATIMOS	)
for and on behalf of	)	/s/ Fotis Bratimos
THE ROYAL BANK OF SCOTLAND plc	)
as Bank	)	Authorised Signatory
in the presence of:	)

/s/ Pinelopi-Anna Miliou

Witness
Name: Pinelopi - Anna Miliou
Address: Norton Rose LLP, Athens
Occupation: Trainee Solicitor